Exhibit 10.11

Execution Version

SECURITIES PURCHASE AGREEMENT

dated as of January 30, 2022

by and between

ENCAP ENERGY CAPITAL FUND VII, L.P.,

and

CYPRESS INVESTMENTS, LLC

TABLE OF CONTENTS

		Page

ARTICLE I
PURCHASE; CLOSING

Section 1.1	Purchase	1
Section 1.2	Closing	1
Section 1.3	Closing Conditions	2

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Seller	3
Section 2.2	Representations and Warranties of the Purchaser	6

ARTICLE III
COVENANTS

Section 3.1	Negative Covenants	9

ARTICLE IV
INDEMNIFICATION, COSTS AND EXPENSES

Section 4.1	Indemnification by the Seller	9
Section 4.2	Indemnification by the Purchaser	10

ARTICLE V
ADDITIONAL AGREEMENT

Section 5.1	Legend	10

ARTICLE VI
MISCELLANEOUS

Section 6.1	Expenses	11
Section 6.2	Amendment; Waiver	11
Section 6.3	Counterparts	11
Section 6.4	Governing Law; Submission to Jurisdiction	11
Section 6.5	WAIVER OF JURY TRIAL	11
Section 6.6	Notices	12
Section 6.7	Entire Agreement	13
Section 6.8	Assignment	13
Section 6.9	Interpretation; Other Definitions	13
Section 6.10	Captions	14
Section 6.11	Severability	14
Section 6.12	No Third Party Beneficiaries	14
Section 6.13	Specific Performance	14
Section 6.14	Termination	14
Section 6.15	Effects of Termination	15
Section 6.16	Non-Recourse	15

i

INDEX OF DEFINED TERMS

Term	Location of Definition

Acquisition	Recitals
Acquisition Agreement	Recitals
Affiliate	6.9(f)
Agreement	Preamble
business day	6.9(d)
Common Stock	Recitals
Closing	1.2(a)
Closing Date	1.2(a)
control/controlled by/under common control with	6.9(f)
Earthstone	Recitals
EnCap VII	Preamble
EnCap XI	Preamble
Exchange Act	6.9(g)
Governmental Entity	2.1(b)(iv)
Knowledge of the Seller	6.9(g)
Law	6.9(j)
Lien	6.9(k)
Non-Recourse Party	6.16
Per Share Common Purchase Price	1.1
Person	6.9(e)
PIPE Investment	Preamble
PIPE SPA	Preamble
Purchase	1.1
Purchased Common Stock	1.1
Purchase Price	1.2(b)(ii)
Purchaser	Preamble
Purchaser Indemnitees	4.1
Representatives	6.9(l)
Securities Act	2.1(c)
Seller	Preamble
Seller Indemnitees	4.2

ii

SECURITIES PURCHASE AGREEMENT, dated as of January 30, 2022 (this “Agreement”), by and between EnCap Energy Capital Fund VII, L.P., a Texas limited partnership (the “Seller”), and Cypress Investments, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS:

WHEREAS, Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), has entered into a Purchase and Sale Agreement dated of even date herewith (as it may be amended or supplemented from time to time, the “Acquisition Agreement” and, the transactions contemplated thereby, the “Acquisition”), by and among Bighorn Asset Company, LLC, a Delaware limited liability company, Earthstone Energy Holdings, LLC, a Delaware limited liability company, and Earthstone;

WHEREAS, in connection with the execution and delivery of the Acquisition Agreement, EnCap Energy Capital Fund XI, L.P., a Texas limited partnership (“EnCap XI”), and Purchaser have entered into a Securities Purchase Agreement dated of even date herewith (as it may be supplemented from time to time, the “PIPE SPA” and, the transactions contemplated thereby, the “PIPE Investment”), by and among Earthstone, EnCap XI and Purchaser;

WHEREAS, substantially simultaneously with (but immediately prior to the consummation of) the Acquisition and the PIPE Investment, the Seller proposes to sell to the Purchaser shares of Class A common stock, par value $0.001 per share, of Earthstone (the “Common Stock”), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9 or such other Section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

Section 1.1    Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, 4,611,808 shares of Common Stock in the aggregate (such aggregate shares of Common Stock, the “Purchased Common Stock”), at a purchase price of $11.10 per share of Common Stock (the “Per Share Common Purchase Price”), and the Seller agrees to transfer all right, title and interest in such shares of Common Stock held by the Seller. The purchase and sale of the Purchased Common Stock pursuant to this Section 1.1 is referred to as the “Purchase.”

Section 1.2    Closing.

(a)    Subject to the terms and conditions hereof, the closing of the Purchase (the “Closing”) shall be held at the same location as the closing of the Acquisition and the PIPE Investment at a time immediately prior to the consummation of the Acquisition and the PIPE Investment, or at such other time and place as the Seller and the Purchaser mutually agree (the date on which the Closing actually occurs, the “Closing Date”).

(b)    In addition and subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.3, at the Closing:

(i)    the Seller will deliver, or cause to be delivered, to the Purchaser a duly completed and executed stock power or other documentation reasonably acceptable to the Purchaser and Earthstone evidencing the transfer of the Purchased Common Stock from the Seller to the Purchaser; and

(ii)    The Purchaser will deliver or cause to be delivered to a bank account (such bank account to be designated by the Seller in writing at least two (2) business days prior to the Closing Date) an amount in cash, by wire transfer of immediately available funds, equal to the number of shares of Purchased Common Stock multiplied by the Per Share Common Purchase Price (such amount, the “Purchase Price”).

Section 1.3    Closing Conditions.

(a)    The obligations of the Purchaser, on the one hand, and the Seller, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchaser and the Seller at or prior to the Closing of the following conditions:

(i)    no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(ii)    all conditions to closing the Acquisition set forth in Article X and Article XI of the Acquisition Agreement shall have been satisfied on the terms and conditions contemplated by the Acquisition Agreement and the parties to the Acquisition Agreement shall stand ready, willing and able to consummate the transactions contemplated by the Acquisition Agreement immediately following the Closing; and

(iii)    all conditions to closing the PIPE Investment set forth in Section 1.3 of the PIPE SPA shall have been satisfied on the terms and conditions contemplated by the PIPE SPA and the parties to the PIPE SPA shall stand ready, willing and able to consummate the PIPE Investment immediately following the Closing.

(b)    The obligations of the Purchaser to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchaser at or prior to the Closing of the following conditions:

(i)    the representations and warranties of the Seller set forth in Section 2.1 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date);

(ii)    the Seller shall have performed in all material respects the obligations required to be performed by the Seller pursuant to this Agreement at or prior to the Closing;

(iii)    the Purchaser shall have received a certificate signed on behalf of the Seller by a senior executive officer thereof certifying to the effect that the conditions set forth in Section 1.3(b)(i) and (ii) have been satisfied by the Seller;

(iv)    the Seller shall have delivered, or caused to be delivered, to the Purchaser the stock power or other documentation described in Section 1.2(b)(i); and

(v)    the Seller shall have delivered, or caused to be delivered, any information reasonably requested by the Company’s transfer agent with respect to the transfer of the Purchased Common Stock to the Purchaser, if applicable.

(c)    The obligation of the Seller to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Seller at or prior to the Closing of the following conditions:

(i)    the representations and warranties of the Purchaser set forth in Section 2.2 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of a specified date, in which case such representation or warranty shall be true and correct as of such specified date);

(ii)    the Purchaser shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(iii)    the Seller shall have received a certificate signed on behalf of the Purchaser by a senior executive officer (or equivalent) thereof certifying to the effect that the conditions set forth in Section 1.3(c)(i) and (ii) have been satisfied by the Purchaser; and

(iv)    the Purchaser shall have delivered, or cause to be delivered, to the Seller the wire transfers described in Section 1.2(b)(ii).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

(a)    Organization and Ownership.

(i)    The Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, has all requisite power and authority to own its properties and conduct its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Seller has the limited partnership or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(ii)    As of the date of this Agreement, the Seller owns of record 4,611,808 shares of Common Stock. The Seller has good and valid title to the shares of Common Stock owned by the Seller (as identified in the immediately preceding sentence), free and clear of all Liens and, upon delivery of the Purchased Common Stock and payment therefor pursuant to this Agreement, good and valid title to such shares of Purchased Common Stock, free and clear of all Liens, will be transferred to the Purchaser. The shares of Purchased Common Stock are not subject to any prior sale, transfer, assignment or participation by the Seller or any agreement by the Seller to assign, convey, transfer or participate, in whole or in part, and no other Person has any preemptive or similar rights to participate in the sale or transfer of the Purchased Common Stock to the Purchaser.

(b)    Authorization.

(i)    The Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller, and no further approval or authorization by any of the partners or other equity owners of the Seller is required. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)    The Seller is not (a) in violation of any of the terms, conditions or provisions of the certificate of formation of the Seller or the partnership agreement (or other constituent governing document) of the Seller, (b) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Seller or any of its properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Seller is a party or by which the Seller or any of its properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii)    Neither the sale and transfer by the Seller of the Purchased Common Stock, nor the execution, delivery and performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Seller under any of the terms, conditions or provisions of (i) the governing instruments of the Seller or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Seller is a party or by which it may be bound, or to which the Seller or any of the properties or assets of the Seller may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Seller or any of its properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iv)    No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Seller of the transactions contemplated by this Agreement.

(c)    Sale of Securities. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 2.2, the transfer and sale of the Purchased Common Stock to the Purchaser pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Seller has not, and to the Seller’s Knowledge, no person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption. Without limiting the foregoing, the Seller, nor to the Knowledge of the Seller any other Person authorized by the Seller to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Common Stock and neither the Seller nor, to the Knowledge of the Seller, any Person acting on the Seller’s behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Common Stock under this Agreement to be integrated with prior offerings by Earthstone or any sales by the Seller for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, and the Seller will not take any action or steps that would cause the offering or issuance of the Purchased Common Stock under this Agreement to be integrated with other offerings.

(d)    Brokers and Finders. Neither the Seller nor any of its Affiliates or Representatives have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transactions contemplated hereby.

(e)    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS SECTION 2.1, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES (AND THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED COMMON STOCK, THE COMMON STOCK OR EARTHSTONE OR ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, AND THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO EARTHSTONE OR ITS BUSINESS, OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF EARTHSTONE, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.2    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

(a)    Organization and Authority. The Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to own its properties and conduct its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the limited liability company power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)    Authorization.

(i)    The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its members or other equity owners is required. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)    The Purchaser is not (a) in violation of any of the terms, conditions or provisions of its certificate of formation or the limited liability company agreement (or other constituent governing document) of the Purchaser, (b) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Purchaser or any of its properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii)    Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iv) Other than approval or expiration of applicable waiting periods under the HSR Act, no notice to, registration, declaration or filing with, or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c)    Purchase for Investment. The Purchaser acknowledges that the Purchased Common Stock has not been registered under the Securities Act or under any state securities laws. The Purchaser (i) acknowledges that it is acquiring the Purchased Common Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of such Purchased Common Stock to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Common Stock and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Common Stock, (B) has had an opportunity to discuss with management of Earthstone the intended business and financial affairs of Earthstone and to obtain information necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Purchased Common Stock indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Common Stock and to protect its own interest in connection with such investment.

(d)    Financial Capability. At Closing, the Purchaser will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(e)    Brokers and Finders. Neither the Purchaser nor any of its Affiliates or Representatives have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

(f)    Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN SECTION 2.1, THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED COMMON STOCK, THE COMMON STOCK OR EARTHSTONE OR ANY OF ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, INCLUDING WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO

EARTHSTONE OR ANY OF ITS BUSINESSES, OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF EARTHSTONE, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS SECTION 2.2, NEITHER THE PURCHASER NOR ANY OTHER PERSON MAKES (AND THE SELLER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASER OR ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, AND THE PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE III

COVENANTS

Section 3.1    Negative Covenants. From the date of this Agreement through the Closing, the Seller shall not, without the prior written consent of the Purchaser:

(a)     sell, lease, assign, convey or otherwise dispose of any of the shares of Purchased Common Stock; or

(b)    impose any Lien on any of the shares of Purchased Common Stock.

ARTICLE IV

INDEMNIFICATION, COSTS AND EXPENSES

Section 4.1    Indemnification by the Seller. The Seller agrees to indemnify the Purchaser, its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) from all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action (“Claims”), and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third-party Claim, as a result of, arising out of, or in any way related to the breach of any representations, warranties or covenants of the Seller contained herein; provided that such claim for indemnification relating to the breach of representations, warranties or covenants is made prior to the third anniversary of the Closing Date; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Seller shall constitute the date upon which such claim has been made; provided, further, that the aggregate liability of the Seller to the Purchaser Indemnitees pursuant to this Section 4.1 shall not be greater in amount than the Purchase Price payable to the Seller. No Purchaser Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.1; provided, however, that such limitation shall not prevent any Purchaser Indemnitee from recovering under this Section 4.1 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any third-party Claims.

Section 4.2    Indemnification by the Purchaser. The Purchaser agrees to indemnify the Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third-party Claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein; provided that such Claim for indemnification relating to a breach of any representation or warranty is made prior to the third anniversary of the Closing Date; provided, further, that for purposes of determining when a Claim for indemnification has been made, the date upon which a Seller Indemnitee shall have given notice (stating in reasonable detail the basis of the Claim for indemnification) to the Purchaser shall constitute the date upon which such Claim has been made; provided, further, that the aggregate liability of the Purchaser shall not be greater in amount than the aggregate Purchase Price paid to the Seller. No Seller Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.2; provided, however, that such limitation shall not prevent any Seller Indemnitee from recovering under this Section 4.2 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any third-party Claims.

ARTICLE V

ADDITIONAL AGREEMENT

Section 5.1    Legend. The Purchaser agrees that all certificates or other instruments representing the Purchased Common Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Expenses. Each of the parties to this Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

Section 6.2    Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.3    Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.4    Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware, or in the event (but only in the event) that such court shall not have subject matter jurisdiction, any federal court of the United States or other state court located in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Section 6.5    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by electronic mail, upon confirmation of receipt (it being understood that the parties agree to provide confirmation of receipt immediately upon the receipt of any notice by electronic mail), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. The Purchaser agrees to notify the Seller of any change to the Purchaser’s electronic mail address, and further agrees that the provision of such notice to the Seller shall constitute the consent of the Purchaser to receive notice at such electronic mail address. The Seller agrees to notify the Purchaser of any change to the Seller’s electronic mail address, and further agrees that the provision of such notice to the Purchaser shall constitute the consent of the Seller to receive notice at such electronic mail address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Purchaser: Cypress Investments, LLC c/o Post Oak Energy Capital, LP 34 S. Wynden Dr, Suite 300 Houston, TX 77056
	Attn:	Henry May
	E-mail:	may@postoakenergy.com

with a copy to (which copy shall not constitute notice):

Willkie Farr & Gallagher LLP
600 Travis Street, Suite 2100 Houston, TX 77002
	Attn:	Michael De Voe Piazza; Jesse Myers
	E-mail:	mpiazza@willkie.com; jmyers@willkie.com

(a)	If to the Seller:

EnCap Investments 1100 Louisiana Street Suite 4900 Houston, TX 77002
	Attn:	Craig Friou
	E-mail:	cfriou@encapinvestments.com
with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002
	Attn:	W. Matthew Strock
	E-mail:	mstrock@velaw.com

Section 6.7    Entire Agreement. This Agreement (including the Exhibits hereto) constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 6.8    Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

Section 6.9    Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references, if any, not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement, if any. In addition, the following terms are ascribed the following meanings:

(a)    the word “or” is not exclusive;

(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)    the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(e)    the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(i)    “Knowledge” means, with respect to the Seller, the actual knowledge of Craig Friou, Brad Thielemann and Bryan Stahl.

(j)    “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(k)    “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(l)    “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants and advisors.

Section 6.10    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.11    Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.12    No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit right or remedies.

Section 6.13    Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 6.14    Termination. This Agreement will survive the Closing. Prior to the Closing, this Agreement may only be terminated:

(a)    by mutual written agreement of the Seller and the Purchaser;

(b)    by the Seller or the Purchaser, upon written notice to the other party in the event that the Closing shall not have occurred on or before May 16, 2022 (which date shall be extended to the extent, and only to the extent, that the “Outside Termination Date”, as such term is defined in the Acquisition Agreement, is validly extended as expressly provided in the definition of “Outside Termination Date” in the Acquisition Agreement); provided, however, that the right to terminate this Agreement pursuant to this Section 6.14(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by either the Seller or the Purchaser as to itself if a United States court of competent jurisdiction shall permanently enjoin the consummation of the Purchase and such injunction shall be final and non-appealable;

(d)    without any action by any party, if either the Acquisition Agreement or the PIPE SPA is terminated in accordance with its respective terms at any time prior to the Closing;

(e)    by notice given by the Seller to the Purchaser, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.3(c)(i) or Section 1.3(c)(ii) would not be satisfied and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser of written notice from the Seller requesting such inaccuracies or breaches to be cured; or

(f)    by notice given by the Purchaser to the Seller, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Seller in this Agreement such that the conditions in Section 1.3(b)(i) or 1.3(b)(ii) would not be satisfied and which have not been cured by the Seller within thirty (30) days after receipt by the Seller of written notice from the Purchaser requesting such inaccuracies or breaches to be cured.

Section 6.15    Effects of Termination. Subject to Section 6.1, in the event of any termination of this Agreement in accordance with Section 6.14, no party (or any of its Affiliates) shall have any liability or obligation to the other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 6.1 through 6.13, and Section 6.16 and Section 6.1 shall survive the termination of this Agreement.

Section 6.16    Non-Recourse. This Agreement may only be enforced against, and any Claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any Claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any Claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ENCAP ENERGY CAPITAL FUND VII, L.P.

By:	EnCap Equity Fund VII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Partner

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

CYPRESS INVESTMENTS, LLC

By:	/s/ Frost W. Cochran
Name:	Frost W. Cochran
Title:	Authorized Person

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT